Exhibit 3.5
CERTIFICATE OF ELIMINATION
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
NATURADE, INC.
     Naturade, Inc., a corporation duly organized and existing under the Delaware General Corporation Law (the “Corporation”), does hereby certify that:
     1. At a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting for the proposed elimination of the series of stock as set forth herein:
     RESOLVED, that on the consummation of the transactions contemplated in the Series B Convertible Preferred Stock Purchase Agreement, there shall be no shares of Series A Convertible Preferred Stock outstanding and none shall be issued.
     RESOLVED FURTHER, that a Certificate of Elimination be executed, which shall have the effect when filed in Delaware of eliminating from the Certificate of Incorporation all reference to the Series A Convertible Preferred Stock.
     2. The Certificate of Designation with respect to the Series A Convertible Preferred Stock was filed in the office of the Secretary of State of Delaware on December 11, 1997. None of the authorized shares of the series are outstanding and none will be issued.
     3. That in accordance with the provisions of Section 151 of the Delaware General Corporation Law, the Certificate of Incorporation of Naturade, Inc. is hereby amended to eliminate all reference to the Series A Convertible Preferred Stock.
The next page is the signature page.

     IN WITNESS WHEREOF, Naturade, Inc. has caused this Certificate of Elimination to be executed by Lawrence J. Batina, its authorized officer, on this 3rd day of January, 2002.

By	/s/ Lawrence J. Batina
Lawrence J. Batina,
Secretary and Chief Financial Officer